Exhibit 99.1

NEWS RELEASE

RAMBUS ACHIEVES RECORD REVENUE FOR THE SECOND QUARTER

Revenue of $48.9 million, up 22% from the second quarter last year and up 3.5% from the previous quarter

LOS ALTOS, Calif. – July 19, 2006 – Rambus Inc. (NASDAQ: RMBS), one of the world’s premier technology licensing companies specializing in high-speed chip interfaces, today reported revenue results for the second quarter of 2006.

Revenue for the second quarter was $48.9 million, up 22% over the second quarter last year and up 3.5% from the previous quarter. This increase was driven primarily by new patent licensing revenues from agreements announced in the first and second quarter of 2006.

Cash, cash equivalents and marketable securities increased by $25.3 million in the second quarter for an ending balance of $415.9 million as of June 30, 2006.

“Our strong licensing momentum continues to drive record revenue results,” said Harold Hughes, president and chief executive officer at Rambus. “While we await the results of the independent investigation being conducted by the audit committee of our board of directors, we remain focused on the fundamentals of the business. Our goals remain to help our customers bring breakthrough products to market while we work to achieve fair compensation for our patented inventions.”

Due to the ongoing independent investigation of past stock option grants, Rambus cannot finalize financial results, other than revenues, for the second quarter.

The conference call discussing Q2 results will be available live via the Rambus website (www.rambus.com) at 2:00 p.m. Pacific Time today. This call will be webcast and can be accessed via Rambus’ web site at http://investor.rambus.com. A replay will be available following the call on Rambus’ Investor Relations web site or for one week at the following numbers: (888) 203-1112 (domestic) or (719) 457-0820 (international) with ID# 7012471.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan and Taiwan. Additional information is available at www.rambus.com.

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Press Contact:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com

Investor Relations:

Nicole Noutsios

Rambus Investor Relations

(650) 947-5050

nnoutsios@rambus.com